Exhibit 10.8
VioQuest Pharmaceuticals, Inc.

February 15, 2006

Pamela Jo Harris, M.D., F.A.C.P.
150 East 44th Street, Apt. 8B
New York, NY 10017

Dear Dr. Harris:

On behalf of VioQuest Pharmaceuticals, Inc. (the “Company”), I am pleased to extend an offer of employment to you in the position of Chief Medical Officer.

This letter (the “Letter”) shall confirm our understanding as to the terms of your employment with the Company.

1.
This letter is being provided to you as an offer to begin work on March 15, 2006 (“Effective Date”) as an employee of the Company and receive an annual base salary equal to $250,000, payable on a semi-monthly basis. You will be eligible for a target bonus of 20% of your base salary based on personal performance, and an additional 10% based on Company performance. For the fiscal year 2006, you will be guaranteed a minimum of 50% of your annual target bonus of 20%.

2.
You shall be entitled to receive stock options to purchase 200,000 shares of the Company’s Common Stock at a per share price equal to the greater of (a) $.75 or (b) 105% of the closing bid price of the Company’s Common Stock on the OTC Bulletin Board on the Effective Date (the “Standard Options”) (subject to adjustment for splits and/or other capital restructuring), such Options to vest as follows:

(a)	66,666 of the Standard Options will vest on the date that is one year from the Effective Date;
(b)	66,667 of the Standard Options will vest on the date that is two years from the Effective Date;
(c)	66,667 of the Standard Options will vest on the date that is three years from the Effective Date;

You shall be entitled to receive stock options to purchase an additional 200,000 shares (“Performance Based Stock Options,” and together with the Standard Options, the “Options”) of the Company’s Common Stock at a per share price equal to 105% of the closing bid price of the Company’s Common Stock on the OTC Bulletin Board, on the Effective Date (subject to adjustment for splits and/or other capital restructuring), such Options to vest as follows:

(a)
66,666 of the Performance Based Stock Options shall vest over three years beginning on September 30, 2006, as the target date of the successful completion of patient enrollment in the final cycle for the Phase I VQD-001 (SSG trial);

(b)
66,667 of the Performance Based Stock Options shall vest over three years beginning on September 30, 2006, as the target date of the successful completion of patient enrollment in the final cycle for the Phase I VQD-002 (Akt Trial) by September 30, 2006;

(c)
66,667 of the Performance Based Stock Options shall vest over three years beginning on November 30, 2006, as the target date of the successful completion of patient enrollment in the final cycle for the Phase I for VQD-002 (Leukemia Trial);

The above Performance Based Stock Option’s entitlement and milestone schedule will be predicated one month from the effective start date with the Company’s CEO to assess each of the trials’ viability and forecasted timelines.

VioQuest Pharmaceuticals, Inc.
Princeton Corporate Plaza, Suite E
7 Deer Park Drive, Monmouth Junction, NJ 08852
Telephone: +1 732 274 0399 Fax: +1 732 274 0402

All terms of the Options will be issued pursuant to the Company’s 2003 Stock Option Plan (the “2003 Plan”). Options will only vest if you are an employee of the Company on the applicable vesting date. Upon the termination of your employment with the Company, the unvested portions of all options will be deemed expired.

Notwithstanding the foregoing vesting terms relating to the In the event the Company completes a transaction in which it sells the assets or stock of VioQuest Pharmaceuticals, Inc., resulting in a Change of Control (as defined in the 2003 Plan), then the vesting terms of the stock options shall accelerate and all shares of common stock shall become immediately exercisable. The specific terms of the Options will be governed by a separate stock option agreement(s).

4.	You shall be reimbursed for all of your pre-approved out-of-pocket expenses incurred in connections with the Company’s business.

5.
You will be entitled to participate in the full benefits package which includes medical, dental, life and travel insurances, as well as the Company’s 401(k) program pursuant to the group policy of the Company.

6.
Your employment with the Company will be for an indefinite term and nothing in this Letter modifies your at-will employment relationship with the Company. However, if the Company terminates your employment without cause, you will be eligible for severance pay equal to six months of your then annualized base salary. Severance will be payable in semi-monthly installments over such six-month period, in accordance with the Company’s normal payroll practices in effect at such time. Severance will only be paid, however, if you execute a separate severance and release agreement that the Company would prepare. You may terminate your employment with the Company, for any reason, upon 60 days notice.

7.	You shall receive 15 business days as vacation days.

8.
The Company will provide you with a housing allowance reimbursement up to $10,000 for the first six months upon joining the Company. After the six months have expired, or during that time, the Company will provide housing relocation assistance up to $10,000 net of taxes. The housing allowance for $10,000 and housing relocation for $10,000 by the Company will be reimbursed to you once an approved expense report with accompanying receipts has been submitted by you.

9.
Your title at the Company shall be Chief Medical Officer, and you shall be principally responsible for successfully designing, implementing, and reporting the Company’s clinical trials, and to ensure the clinical trials meet the highest standards of excellence for ethics, scientific merit and regulatory compliance, as well as satisfy corporate goals and meet timeliness for approval. You will report to the President and CEO.

10.
You represent to the Company that your employment with the Company will not constitute a breach or other violation of any agreement or contract under which you are bound or any other obligation that you owe to any third party. You further represent that no approvals or consents are required in order for you to be employed by the Company as contemplated by this letter.

11.
Your employment with the Company will also be subject to our established policies and procedures, including the Company’s code of ethics and employee manual. In particular, you acknowledge the provisions of the employee manual set forth under the caption “Confidentiality and Intellectual Property Assignment Agreement” and agree that you will be bound by the terms of such section (as well as the other provisions of the employee manual).

12.
You agree during your term of employment with the Company and for twelve months following the end of your employment, you will not solicit the business of, interfere with, disrupt, or attempt to disrupt, the Company's business relationship with, any of its clients or investors, or solicit any of the Company's employees.

13.
You further agree during your term of employment with the Company and for six months following the end of your employment, you will not engage in any business activity without the Company’s consent, in the areas of phosphorylated Akt, protein tyrosine phosphatases, HCV and HBV, in addition to other proprietary information developed by the Company during your term of employment.

VioQuest Pharmaceuticals, Inc.
Princeton Corporate Plaza, Suite E
7 Deer Park Drive, Monmouth Junction, NJ 08852
Telephone: +1 732 274 0399 Fax: +1 732 274 0402

14.	The Company will reimburse you for, industry related journals, books and subscriptions, in an amount not to exceed $1,500.

15.	The Company will reimburse you for one active medical license once approved by the Company’s CEO.

16.
The Company will grant you one week of continuing medical education (CME) classes or other CME activities/year. The cost of these classes, travel to and from these classes and reasonable accommodations will be reimbursed by the Company once approved by the CEO, in addition to providing an expense report and accompanying receipts.

17.	This offer letter is contingent upon the satisfactory completion of your references and background checks.

18.	This offer letter is contingent upon the approval of the Compensation Committee of the Board of Directors.

A timely response on your behalf would be appreciated by the Company.

This offer for employment is valid until February 10, 2006. If the Company does not receive a response by you as of this date, the offer will expire.

If you find the foregoing arrangement acceptable and believe that the foregoing accurately summarizes our understanding, please kindly so indicate by executing and dating the attached copy of this letter in the space provided and returning a copy to me.

Very truly yours,

VioQuest Pharmaceuticals, Inc.

/s/ Daniel Greenleaf
Daniel Greenleaf
President and CEO

READ AND ACCEPTED:

/s/ Pamela Jo Harris
Pamela Jo Harris, M.D., F.A.C.P.

VioQuest Pharmaceuticals, Inc.
Princeton Corporate Plaza, Suite E
7 Deer Park Drive, Monmouth Junction, NJ 08852
Telephone: +1 732 274 0399 Fax: +1 732 274 0402